Exhibit (d)(11)

RECIPROCAL CONFIDENTIALITY AGREEMENT

WHEREAS, each of us has requested certain information (as more specifically defined below “Confidential Information”) regarding the other or the other’s subsidiaries in connection with the consideration of a possible transaction (“Transaction”) between Crescent Financial Corporation, Cary, North Carolina (“CRFN”) and Piedmont Community Bank Holdings, Inc., Raleigh, North Carolina (“PCBH”); and

WHEREAS, the parties (as herein used, the term “parties” or “party” shall include any subsidiaries of CRFN or PCBH, respectively) hereto wish to obtain certain information about each other for use in connection with evaluating the terms of a possible Transaction; and

WHEREAS, the parties hereto are willing to furnish such information to each other only if confidentiality is maintained.

NOW, THEREFORE, for and in consideration of the premises and the agreements contained herein, the parties hereto, intending to be legally bound hereby, do agree as follows:

1. The parties hereto shall make available to each other such of each other’s Confidential Information as they may reasonably request and shall include with these materials information known to them which they believe to be relevant for the purposes of such investigation.

2. The term “Confidential Information” means any and all information about a party that is communicated, disclosed, revealed, provided, shown or otherwise furnished (as used herein, “furnished”) to the other party or such other party’s directors, officers, employees, attorneys, accountants, investors, financing sources (including, without limitation, attorneys, accountants and other advisors for investors and/or financing sources), and other agents and advisors, including each of their respective employees and agents (collectively, “Representatives”) (including without limitation any such information furnished before the execution of this agreement), and all reports, analyses, reviews, compilations, notes, data, studies, or other documents or materials prepared by one party or such party’s Representatives containing or based, in whole or in part, on any such furnished information or, to the extent that it contains Confidential Information. The term “Confidential Information” does not include information which (i) is or becomes available to the public other than as a result of a disclosure by the non-disclosing party or such party’s Representatives in breach of this Reciprocal Confidentiality Agreement (the “Agreement”), (ii) was within the non-disclosing party’s possession prior to its being furnished to the non-disclosing party by the disclosing party or any of its Representatives, provided that, to the non-disclosing party’s knowledge, the source of such information was not bound by a confidentiality, non-disclosure, or similar agreement or duty with the disclosing party or any other obligation restricting the disclosure of such information, or (iii) becomes available to the non-disclosing party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that, to the non-disclosing party’s knowledge, such other source is not bound by a confidentiality, non-disclosure, or similar agreement or duty with the disclosing party or any other obligation restricting the disclosure of such information.

3. CRFN, PCBH and their respective Representatives agree to safeguard and maintain the confidentiality of all Confidential Information and to use such information only for the purpose of making a specific proposal, or proposals, for a Transaction between CRFN and PCBH and for no other purpose.

4. Until the earliest of (i) the consummation by CRFN and PCBH of a Transaction with the other, or (ii) one (1) year from the date of this Agreement, both CRFN and PCBH agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the other regarding the business, operation, prospects or finances of the other, except with the express permission of either CRFN or PCBH, as the case may be.

5. The parties to this Agreement agree that they will not furnish any Confidential Information of the other party to any person who does not need to know such Confidential Information in order to assist in the evaluation of a possible Transaction between CRFN and PCBH, other than as may be required by law. Before being provided with any information, each Representative shall be informed of the confidential nature of the information and the terms of this Agreement, shall be directed to treat the information confidentially and shall direct each Representative to agree to abide by the provisions of this Agreement.

6. PCBH agrees that, for a period of twelve (12) months from the date of this Agreement, unless PCBH shall have been specifically invited in writing by CRFN, neither PCBH nor any of PCBH’s affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or Representatives (excluding investors and/or financing sources of PCBH) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of CRFN; (ii) any tender or exchange offer, merger or other business combination involving CRFN; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CRFN; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of CRFN; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Common Stock of CRFN; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of CRFN; (d) take any action which might force CRFN to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements regarding CRFN with any third party with respect to any of the foregoing. PCBH also agrees during such period not to request CRFN (or its directors, officers employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

7. Each party agrees that, without the prior written consent of the other party, it will not for a period of one (1) year after the date of this Agreement, solicit, recruit or hire, or assist others in soliciting, recruiting or hiring, any person who is an officer or employee of the other party. The foregoing shall not preclude a party from hiring any such person (i) pursuant to general solicitations or advertisements placed in a publication of general circulation; (ii) who has left his or her employment with the other party for any reason other then to become employed by such party prior to the commencement of discussions between such party and such person; (iii) who is presented by an employee search firm, employment agency or similar organization, provided that such firm was not directed by such party to target such person or (iv) who contacted such party on his or her own initiative regarding employment without direct or indirect solicitation or inducement by said party.

8. The Confidential Information shall remain the property of the disclosing party. Subject to the provisions of this Paragraph 8, promptly upon written request from the disclosing party, the non-disclosing party shall, except to the extent specifically prevented by law, at the option of the non-disclosing party, either redeliver to the disclosing party or destroy all Confidential Information delivered to the non-disclosing party or the non-disclosing party’s Representatives and the non-disclosing party and its Representatives will not retain any copies, extracts or other reproductions in whole or in part of such material. Any such destruction shall be certified to the disclosing party by an authorized officer supervising the same. Notwithstanding the foregoing, the non-disclosing party and its Representatives may retain, to the extent required by law or the non-disclosing party or its Representatives’ customary record-keeping policies, as applicable, one copy of the Confidential Information; and further electronic archival copies of Confidential Information need only be destroyed in accordance with the non-disclosing party or its Representatives’ standard destruction policies for such archival copies. Any Confidential Information so retained will continue to be held confidential pursuant to the terms of this Agreement.

Although each respective party will endeavor to include in the Confidential Information information known to it which the party and its Representatives believe to be reliable, no representations or warranties are made by either party or their Representatives (and none shall be implied) with respect to the Confidential Information or its accuracy except as may be contained in definitive documentation with respect to a Transaction.

9. In the event that the non-disclosing party or its Representatives are requested by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose any of the Confidential Information, it is agreed that, to the extent legally permissible, the non-disclosing party will furnish the disclosing party with prompt notice of such request(s) so that the disclosing party may seek, at its sole expense, an appropriate protective order and/or waive in writing compliance with the provisions of this Confidentiality Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, the non-disclosing party and its Representatives are nonetheless, in the advice of the non-disclosing party or its Representatives’ counsel, compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty from any tribunal or governmental or similar authority, the non-disclosing party or its Representatives may disclose such information without liability hereunder; provided, however, that the non-disclosing party and its Representatives shall give the disclosing party written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use its reasonable efforts, at the disclosing party’s sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such information required to be disclosed Any such permitted disclosure shall not affect or impair the non-disclosing party’s obligations of confidentiality with respect to the Confidential Information.

10. The parties to this Agreement shall be entitled to recover reasonable attorneys’ fees and costs against any person who violates this Agreement or who is adjudged liable by a court of competent jurisdiction for breach of this Agreement. The parties hereto also agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11. All costs associated with obtaining, analyzing and safeguarding the information, shall be borne by the party receiving such information.

12. This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina, except to the effect that federal law applies, without regard to the conflicts of laws rules.

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned on the dates indicated below.

HOWE BARNES HOEFER & ARNETT, INC.,
as agent for Crescent Financial Corporation

By:	/s/ Charles L. Stubbs
Charles L. Stubbs
Vice President

Date:	November 15, 2010

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Jonathan Hornaday
	Name:	Jonathan Hornaday
	Title:	Director of Strategy and Corporate Development

Date:	November 15, 2010

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